UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [✓]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[✓]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Rule 14a-12

US ECOLOGY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[✓]	No fee required
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.
[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

US ECOLOGY, INC. 300 E. Mallard Drive, Suite 300 Boise, Idaho 83706 208-331-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Mountain Daylight Time on Tuesday, May 24, 2011

PLACE	Stoel Rives LLP 101 S. Capitol Boulevard, Suite 1900, Boise, Idaho 83702

PURPOSE	(1)	To elect seven directors to the Board of Directors to serve a one-year term.
	(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011.
	(3)	To hold a non-binding advisory vote on executive compensation.
	(4)	To hold a non-binding advisory vote on the frequency of the advisory vote on executive compensation.
	(5)	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on March 28, 2011.  A list of stockholders will be available for inspection at the Company’s principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.

VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet.  This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.  The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials.  Your vote is important.  Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented.  We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement.  Please vote as soon as possible.

Stephen A. Romano
Chairman of the Board of Directors

Boise, Idaho
April 14, 2011

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2011

PROXY STATEMENT

The Board of Directors of US Ecology, Inc. (“Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 24, 2011, at 8:00 a.m. Mountain Daylight Time, at the office of Stoel Rives LLP, 101 S. Capitol Boulevard, Suite 1900, Boise, Idaho 83702, including any adjournments or postponements thereof (“Meeting” or “Annual Meeting”).  We intend to mail a Notice Regarding the Availability of Proxy Materials (“Notice”) and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting on or about April 14, 2011.

PROXY SOLICITATION AND VOTING INFORMATION

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (“Annual Report”), to our stockholders by providing access to such documents on the Internet.  Stockholders will not receive printed copies of the proxy materials unless requested.  Instead, the Notice will inform stockholders how they may access and review all of the proxy materials.  The Notice will also inform stockholders how to submit a proxy through the Internet.  If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials.  We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

If you are a stockholder of record, you may vote in person at the Annual Meeting.  A ballot will be provided to you upon your arrival.  If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone or by mail.  The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

•	To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

•
To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein.  Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date.  Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy.  For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company’s independent registered public accounting firm, FOR the compensation as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement, for a frequency vote on say-on-pay of once EVERY year and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions.  If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 23, 2011, to be counted.

The Company’s Annual Report is being furnished with this Proxy Statement to stockholders of record as of March 28, 2011.  The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company fixed March 28, 2011 as the record date (“Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting.  On the Record Date there were 18,209,836 shares of common stock issued, outstanding and entitled to vote.  The Company has no other voting securities outstanding.  Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (7), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses.  For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting.  If any stockholder has given such notice, all stockholders may cumulatively vote.  The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees.  The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting.  In accordance with the Company’s Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters.  Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors (“Board” or “Board of Directors”).  Although the Company’s non-employee directors are not involved in day-to-day operations, they are kept informed of the Company’s business through written monthly financial and operations reports and other documents provided to them from time-to-time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of, the Board of Directors and the three standing committees of the Board of Directors.

The Board of Directors is ultimately responsible for the Company’s corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executive Officers as well as a Code of Ethics for Directors (collectively the “Codes of Ethics”), which have been filed with the SEC and posted on the Company’s website at www.usecology.com.  Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.  There have been no waivers to the Codes of Ethics since their adoption.  Any future waivers or changes would be disclosed on the Company’s website.

Independence. The Company is required by NASDAQ listing standards to have a majority of independent directors.  The Board of Directors has determined that five of the Company’s present seven directors are independent as defined by the applicable NASDAQ standards.  These five directors are Victor J. Barnhart, Joe F. Colvin, Daniel Fox, Jeffrey S. Merrifield and John W. Poling.  The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Meetings of the Board of Directors.  During the year ended December 31, 2010, the Board of Directors held four regularly scheduled meetings.  Three special meetings of the Board were also held.  Each of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he served.  Director attendance at the Annual Meeting of Stockholders is encouraged but not required.  All directors who stood for election at the 2010 Annual Meeting of Stockholders on May 24, 2010 attended that meeting.  It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation.  The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2010.

Risk Oversight.  The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value while managing risk.  A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the company.  The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s risk tolerance and determination of what constitutes an appropriate level of risk for the Company.  The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s Audit Committee.  In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management.  In particular, the Audit Committee focuses on financial risk, including internal controls.  In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company’s business strategy.  The Audit Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Committees of the Board of Directors.  The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

Audit Committee – The current members of the Audit Committee are Messrs. Barnhart, Fox and Poling.  Mr. Poling is the chairman.  The Audit Committee, which met five times in 2010, has duties that include the following:

•
Reviews the proposed plan and scope of the Company’s annual audit, as well as the audit results, and reviews and approves the selection of and services provided by the Company’s independent registered public accountant and its fees;

•	Meets with management to assure the adequacy of accounting principles, financial controls and policies;

•	Reviews transactions that may present a conflict of interest on the part of management or individual directors;

•	Meets at least quarterly to review financial results, discuss financial statements and SEC reporting and make recommendations to the Board;

•	Recommends dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

•	Reviews the independent registered public accountant’s recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

The Board of Directors has determined that each of Messrs. Barnhart, Fox and Poling meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934 as amended, and that Messrs. Fox and Poling qualify as “audit committee financial experts” as defined in Item 407 of Regulation S-K.  The written charter for the Audit Committee is available on the Company’s website at www.usecology.com.

Corporate Governance Committee – The current members of the Corporate Governance Committee are Messrs. Colvin, Fox and Merrifield.  Mr. Merrifield is the chairman.  The Corporate Governance Committee, which met three times in 2010, fulfills the requirement of a nominating committee comprised solely of independent directors required by the applicable NASDAQ listing standards.  The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded.  The Corporate Governance Committee charter is available on the Company’s website at www.usecology.com.  On March 1, 2011, the Corporate Governance Committee recommended and the Board of Directors discussed and unanimously approved the seven director nominees standing for election at the Annual Meeting, five of whom the Board of Directors has determined are independent as defined by the applicable NASDAQ standards.

The Corporate Governance Committee does not have a stated policy with regard to the consideration of diversity in identifying director nominees, but rather evaluates candidates based upon various factors, including, but not limited to:

•	Integrity;

•	Education and business experience;

•	Broad-based business acumen;

•	Understanding of the Company’s business, industry and related regulatory environment; and

•	Expertise.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skill and other qualities that contribute to Board heterogeneity.  To help maintain the desired level of heterogeneity a “Skills Matrix and Improvement Questionnaire” was distributed to the members of the Board to self-assess skills and experience.  These questionnaires were collected by the Chairman of the Corporate Governance Committee who provided a written report to the Corporate Governance Committee and the full Board summarizing the findings of the self-assessment questionnaires.  This report was discussed with members of the Corporate Governance Committee who evaluate Board membership to determine whether greater diversity is required in terms of skills and experience when recommending the individuals to be nominated to stand for election at the Annual Meeting of Stockholders.

Compensation Committee – The current members of the Compensation Committee are Messrs. Barnhart, Merrifield and Poling.  Mr. Barnhart is the chairman.  The Compensation Committee, which met three times in 2010, makes recommendations to the Board concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the 2005 Non-Employee Director Compensation Plan, the 2006 Restrictive Stock Plan and the 2008 Stock Option Incentive Plan, addresses executive compensation and contract matters, recommends director compensation and performs other Board delegated functions.  The written charter for the Compensation Committee is available on the Company’s website at www.usecology.com.

Board Leadership Structure.  The Board separated the positions of Chairman of the Board and Chief Executive Officer with the retirement of Stephen A. Romano from the position of Chief Executive Officer on December 31, 2009.  Separating these positions allows Mr. Baumgardner, the present Chief Executive Officer, to focus on operating and growing the Company, while allowing Mr. Romano to lead the Board and provide advice to management based on his industry and regulatory experience.  The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment.  While the Company’s bylaws or Corporate Governance Guidelines do not require that the Chairman of the Board and Chief Executive Officer positions be filled by separate individuals, the Board believes that having separate individuals serve as Chief Executive Officer and Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates the Company’s continuing commitment to strong corporate governance.  The Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate.  Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Lead Director. The Corporate Governance Committee Charter specifies that when the Chairman of the Board also serves as an employee of the Company, the Chairman of the Corporate Governance Committee shall serve as “Lead Director” and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed. For 2010 there was no Lead Director as the Chairman of the Board was not an employee of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company’s proxy materials and for consideration at the 2012 Annual Meeting of Stockholders no later than December 16, 2011.  Any such proposals are requested to be submitted to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

Stockholders may also submit recommendations for nominees for director to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  Recommendations are requested no later than December 16, 2011 for consideration by the Corporate Governance Committee for the 2012 Annual Meeting of Stockholders.  In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates.  Nominees should reflect suitable expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

Other stockholder communications to the Board of Directors may be sent at any time to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  Management intends to summarize and present all such communications to the Board of Directors.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

At the Meeting, the seven director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast.  Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor.  It is the intent of the persons named in the proxy, James R. Baumgardner and Jeffrey R. Feeler, to vote proxies that are not marked to the contrary for the director nominees named below.  If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

The Corporate Governance Committee recommended seven directors to stand for election to the Board of Directors.  All nominees have agreed to serve if elected.  During 2010, the Company did not receive any nominee recommendations from stockholders.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Victor J. Barnhart	68	Independent Director	Lakeland, FL	2008
James R. Baumgardner	48	President & Chief Executive Officer	Boise, ID	2010
Joe F. Colvin	68	Independent Director	Santa Fe, NM	2008
Daniel Fox	60	Independent Director	Boise, ID	2010
Jeffrey S. Merrifield	47	Independent Director	Davidson, NC	2007
John W. Poling	65	Independent Director	West Chester, PA	2006
Stephen A. Romano	56	Chairman of the Board	Niwot, CO	2002

Victor J. Barnhart joined the Board of Directors in 2008.  From 2003 to 2008, Mr. Barnhart served on the board of directors of privately held Power Equipment Maintenance Corp. and served previous to that time on the board of directors of The Brand Companies, NSC Corporation and OHM Corporation, each publicly traded.  Mr. Barnhart has over twenty (20) years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management and industrial and chemical plant services.  Since 1998, he has consulted with nuclear service and chemical companies on operations, strategic planning and acquisitions.  Prior to 1998, he served as Chief Executive Officer of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies, and held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil.

The Board of Directors concluded that Mr. Barnhart is qualified to serve as a director because of his extensive knowledge of the hazardous and radioactive waste management industry, over twenty (20) years of broad senior management experience in related industries and experience as a director for several public companies.

James R. Baumgardner was appointed the Company’s President and Chief Executive Officer on January 1, 2010.  From January 5, 2009 to December 31, 2009, he served as President and Chief Operating Officer.  He served as the Company’s Senior Vice President and Chief Financial Officer from 1999 to March 2006.  From April 2006 through mid-2008, Mr. Baumgardner was Senior Vice President and Chief Financial Officer with SECOR International Inc., a Redmond, Washington based provider of environmental consulting services.  Prior to 1999, he held positions in corporate banking, treasury and commercial banking.  Mr. Baumgardner holds an MBA and BS from Oregon State University.

The Board of Directors concluded that Mr. Baumgardner is qualified to serve as a director because of his intimate knowledge of the Company’s finance, administration, sales and operations functions.  Mr. Baumgardner also has extensive knowledge of and experience in capital markets, mergers, acquisitions and strategic planning through his prior experiences with US Ecology, Inc., SECOR International Inc. and other executive positions.

Joe F. Colvin joined the Board of Directors in 2008.  He is a former senior executive with more than forty (40) years of experience in the nuclear energy field.  Mr. Colvin serves on the board of directors of Cameco Corporation (1999), a public company and the world’s largest uranium producer, and is a director for the American Nuclear Society (2007) and the Foundation for Nuclear Studies (2003).  He is the currently serving President of the American Nuclear Society.  He is also President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996 to 2005) and Executive Vice President and COO (1994 to 1996).  Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations.  Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear industry and participation on the boards of large public and private organizations.

Daniel Fox is a Certified Public Accountant and a full-time special lecturer in the College of Business and Economics at Boise State University where he teaches graduate and undergraduate accounting and finance courses.  Mr. Fox held numerous positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring in 2007 as a senior partner and the firm’s Global Capital Markets Hub Leader in Switzerland.  During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies.  He has been a frequent speaker on broad-ranging topics such as impacts of new or proposed auditing, accounting, reporting, regulatory and international financial reporting matters.

The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards and senior management as well as his knowledge of Generally Accepted Accounting Principles and SEC accounting and reporting gained through his over twenty-eight (28) year career at PricewaterhouseCoopers LLP and activities as a lecturer and speaker on auditing, accounting, finance, reporting and regulatory matters.

Jeffrey S. Merrifield joined the Board of Directors in 2007.  Mr. Merrifield's background includes more than twenty (20) years of diverse experience.  Since 2007, he has served as Senior Vice President of the Shaw Group's Power Group.  From 1998 to 2007, he served as a two-term Presidential appointee to the U.S. Nuclear Regulatory Commission, a senior Congressional staff member, and a practicing attorney in Washington, D.C.  He is a member of the American Nuclear Society and is admitted to the Bar in Washington, D.C. and New Hampshire.

The Board of Directors concluded that Mr. Merrifield is qualified to serve as a director because of his professional background as an appointee to the U.S. Nuclear Regulatory Commission, a senior Congressional staff member and a practicing attorney, understanding of nuclear and hazardous material regulatory matters and senior executive experience.

John W. Poling joined the Board of Directors in 2006.  Mr. Poling also serves on the board of Kreisler Manufacturing Corp. and previously served on the boards of SystemOne Technologies, Inc., The TUBE Media Corp. and Breckford International Corp.  In October of 2010, the Board of Directors of Eastern Environment Solutions, Corp. appointed Mr. Poling to serve as its Chief Financial Officer.  Mr. Poling will serve concurrently as Senior Vice President of the Colmen Group, Inc., which he joined in 2009.  The Colmen Group, Inc. provides investment banking, consulting and financial advisory services to public and private companies. From 2006 to 2009, Mr. Poling provided independent financial consulting and advisory services to public and private companies.  From November 2004 to July 2006, Mr. Poling was Executive Vice President and Chief Financial Officer and from July 2006 to March 2007, Mr. Poling was Executive Vice President for Corporate Development for The TUBE Media Corp.  From 2002 to 2004, he was a partner at the financial consulting and information technology firm, Tatum Partners, LLP.  He has also held Chief Financial Officer and other executive positions with Eastern Environmental Services, Inc., U.S. Plastic Lumber Corporation, Roy F. Weston and Envirosource Technologies, the previous owner of the Company’s Grand View, Idaho facility.

The Board of Directors concluded that Mr. Poling is qualified to serve as a director because of his senior executive background at numerous firms, extensive finance experience and service as a director at other public companies.

Stephen A. Romano joined the Board of Directors in 2002.  He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008.  Mr. Romano currently serves as Chairman of the Board of Directors.  He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009.  Mr. Romano previously worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources and EG&G Idaho, Inc. and as an independent consultant on hazardous and radioactive waste management.

The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his knowledge and understanding of the Company’s operations and his regulatory and government relations experience.  In addition, Mr. Romano has demonstrated his leadership abilities and his commitment to the Company while serving in various positions for over twenty (20) years; most recently as Chief Executive Officer.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accountant for the 2011 fiscal year.  A Deloitte & Touche representative plans to be present at the Annual Meeting to answer questions and will have an opportunity to make a statement if he or she desires to do so.

While stockholder ratification of Deloitte & Touche as the Company’s independent registered public accountant is not required by the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws or otherwise, the Board is submitting its selection of Deloitte & Touche for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will further evaluate whether to retain Deloitte & Touche.  If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed or expected to be billed for the audit of the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009 by the Company’s principal accounting firm Deloitte & Touche were as follows:

	2010	2009
Audit Fees	$325,000	$248,250
Audit-Related Fees	—	—
Tax Fees	115,110	8,561
All Other Fees	—	—
Total Fees	$440,110	$256,811

Deloitte & Touche prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2010 audit.  The Audit Committee approved all of the non-audit services provided by Deloitte & Touche in fiscal year 2010 in advance of the services being performed.  The engagement letter created a contract between the Company and Deloitte & Touche that specified the responsibilities of each party.  It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer.  The Company paid Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments.  The Audit Committee believes that Deloitte & Touche’s provision of non-audit services has been compatible with maintaining the firm’s independence.

Deloitte & Touche will prepare an annual engagement letter to be submitted to the Audit Committee for approval to perform the 2011 audit.  This engagement letter will create a contract between the Company and Deloitte & Touche specifying the responsibilities of each party and will be signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer.  The Company will pay Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments.  Any non-audit services will be approved in advance by the Audit Committee to ensure the firm’s independence is maintained.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company’s “Named Executive Officers”.  The Board of Directors believes it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract and retain exceptional individuals as executive officers who will provide leadership for the Company’s success in dynamic, highly competitive markets.  The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders.  The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation and aligns the long-term interests of its Named Executive Officers with the long-term interests of its stockholders.

As an advisory vote, this proposal is not binding upon the Company.  However, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the full Board to address the concerns reflected in such votes.

Accordingly, the Company asks the stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

SAY-ON-PAY FREQUENCY VOTE

PROPOSAL NO. 4

As described in Proposal No. 3 above, the Company’s stockholders are being provided the opportunity to cast a non-binding advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote”.

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).  Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Board of Directors believes that an advisory vote on executive compensation is an effective way for stockholders to communicate with the Company about its compensation objectives, policies and practices, and values the input of the Company’s stockholders on the frequency with which such a vote should be held.  The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program.  Although the results of this vote will be considered, the results are not binding on the Company.  The Board of Directors may decide, after considering such results, that it is in the best interests of the Company’s stockholders to hold the advisory vote on executive compensation on a different schedule than the option approved by the Company’s stockholders.  Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below:

“RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, with a frequency of once every one year, once every two years or once every three years, whichever receives the highest number of votes cast with respect to this resolution.”

The Board of Directors unanimously recommends a vote to hold say-on-pay votes “ONCE EVERY YEAR” (as opposed to every two years or every three years).

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.  The Audit Committee has also discussed with Deloitte & Touche, the Company’s independent registered public accountant for fiscal year 2010, the matters required to be discussed by standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.  These include, among other items, the audit of the Company’s financial statements.  The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company’s accounting principles, as well as its opinion on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received written disclosures and the letter from Deloitte & Touche required by PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant’s independence from the Company and its related entities and has discussed with Deloitte & Touche the registered public accountant’s independence from the Company.  The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant’s independence.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s earnings release and quarterly report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010, and the fiscal year earnings release and audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  This included discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the review and discussion of the Company’s audited financial statements with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

In addition, the Audit Committee, in consultation with executive management, has selected Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

While the Audit Committee has provided oversight, advice and direction regarding the Company’s financial reporting process, management is responsible for establishing and maintaining the Company’s internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company.  It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company’s internal control over financial reporting and to review the Company’s unaudited interim financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE
Victor J. Barnhart
Daniel Fox
John W. Poling, Committee Chairman

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s compensation program for the Named Executive Officers for fiscal year 2010.  The Company’s executive compensation program is performance-based and otherwise designed to ensure that the interests of executive officers are closely aligned with those of stockholders.  The Board believes this program is effective in allowing the Company to attract and motivate highly-qualified senior talent capable of delivering outstanding business performance.  The following discussion presents the Company’s executive compensation program and policies.  The Compensation Committee has provided oversight on the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement.

Oversight of the Executive Compensation Program

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program.  Committee membership is determined by the Board of Directors.  The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance in light of such goals and objectives, and make recommendations regarding his compensation based on this evaluation.  The Compensation Committee also reviews the evaluation process and compensation structure for the Company’s other officers, including the other Named Executive Officers, and makes recommendations regarding their compensation.  The Compensation Committee submits all such recommendations to the non-employee directors of the Board for approval.  The Compensation Committee also administers the Company’s program for annual incentive cash payments as approved by the Board of Directors.

Objective of the Executive Compensation Program

The Company’s long-term corporate objective is to create superior value for its stockholders. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers with the ability to help the Company achieve this objective.  The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of executives with those of the Company’s stockholders.

Principles

The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the executives would otherwise obtain if employed elsewhere in a similar position with similar responsibilities.  The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company’s strategic goals.  The following principles are among those applied by the Compensation Committee:

•	Executive compensation programs should support long-term and short-term strategic goals and objectives;

•	Executive compensation programs should reflect the Company’s overall value and business growth and reward individuals for outstanding contributions; and

•	Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executives.

The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance.  Examples of actions the Compensation Committee has taken to accomplish this include:

•	Periodically rotating Compensation Committee members and the Committee Chairman;

•	Reviewing publicly available data on compensation for executive officers in peer group companies;

•	Exchanging compensation data with privately held peer industry group companies;

•	Establishing minimum stock ownership requirements for the Chief Executive Officer and other senior executives;

•	Entering into employment agreements that are intended to better align the interests of executives and other key employees with stockholders; and

•	Establishing incentive programs for the Chief Executive Officer and other senior executives.

Role of Executive Officers and Consultants

While the Compensation Committee determines the Company’s overall compensation philosophy and independently recommends compensation of the Chief Executive Officer to the full Board, it consults with the Chief Executive Officer and invites his recommendations with respect to both overall guidelines and specific compensation decisions for the other executive officers.  As part of this process, the Chief Executive Officer gathers compensation data for public and sometimes private comparator companies.  The Compensation Committee then evaluates this and other information and discusses it with the Chief Executive Officer before presenting recommendations to the Board of Directors.  While the Compensation Committee has the authority to retain compensation consultants to assist it in evaluating compensation matters, compensation consultants were not utilized in fiscal year 2010.

Relevance to Performance

The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders.  For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified financial performance targets based on achievement of specified operating income targets, a measure determined by the Board of Directors to reflect meaningful creation of stockholder value.  The incentive programs for fiscal years 2010 and 2011 are addressed in detail under the heading “Elements of Compensation-Annual Short-Term Incentives” of this Proxy Statement.  The Compensation Committee may also recommend that the Board grant equity-based compensation based on the Company’s performance and the performance of executives and other employees considered for such grants.  The Compensation Committee evaluates such grants based on performance considerations and financial impact to the Company, including the effect of dilution on earnings per share.

Competitive Considerations

The Company reviews relevant market and industry compensation practices, from time-to-time, in order to determine appropriate overall compensation for the executive officers.  It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the executive officers' interests with stockholders’ interests.  Peer compensation data and performance metrics are combined with historical compensation information for each executive officer and provided annually to the Compensation Committee by the Chief Executive Officer along with a recommendation for each executive officer’s salary for the succeeding fiscal year.

In determining total compensation for the Named Executive Officers for fiscal year 2010, the Compensation Committee reviewed base salary, short-term incentive compensation and equity-based compensation for executive officers with similar responsibilities in the industry-specific peer group consisting of Clean Harbors, Inc.; Energy Solutions, Inc.; Perma-Fix Environmental Services, Inc.; The Environmental Quality Company; Waste Control Specialists, LLC; Waste Management, Inc.; and Waste Services, Inc. (collectively the “Industry Peer Group”).  While market capitalization and other financial metrics vary amongst these companies, the Compensation Committee believes the Industry Peer Group is comprised of companies that are most likely to be the Company’s competitors for executive talent.  Furthermore, the number of participants in the market in which the Company operates is very limited.

In addition to the Industry Peer Group data, the Compensation Committee utilized data drawn from a peer group consisting of nineteen (19) publicly traded companies, across many industries, meeting the following criteria when the analysis was undertaken; Market Capitalization between $200 million and $450 million, Revenue from $75 million to $400 million, Return on Assets in excess of 10% and Total Assets from $75 million to $200 million (“Performance Peer Group”).  The Performance Peer Group consisted of:

Aaon, Inc.	Houston Wire & Cable Co.	Quidel Corporation
Ambassadors Group, Inc.	iGATE Corporation	Sun Hydraulics Corporation
Atrion Corporation	IPC the Hospitalist Company, Inc.	Telecommunication Systems, Inc.
Ebix, Inc.	Iris International, Inc.	Vasco Data Security International, Inc.
eResearchTechnology, Inc.	K Tron International, Inc.	Volterra Semiconductor Corporation
Exponent, Inc.	LoopNet, Inc.
Fuqi International, Inc.	Questar Pharmaceuticals, Inc.

The Company does not attempt to maintain a certain target percentile within the peer groups.  Instead, total compensation for the Named Executive Officers is reviewed for benchmarking purposes to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, geographical location, experience of the Named Executive Officers and performance.

Elements of Compensation

Executive compensation is based on three components: base salary, annual short-term incentive opportunities and equity-based awards.  The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company’s objectives.  The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company’s compensation objectives.  The Company does not require that a particular component comprise a set portion of the total compensation mix.  The Company believes that a significant portion of the compensation should be performance-based, as compared to fixed, and that the performance-based (incentive) compensation should align an executive’s interests with those of stockholders.  While the Compensation Committee reviews total direct compensation (the sum of base salary, short-term incentive and equity awards) for the Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

Base Salary – The Company provides competitive base salaries to attract and retain executive talent.  The Compensation Committee believes a competitive base salary provides a degree of financial stability for the Named Executive Officers.  Salaries may also form the basis for other compensation.  For example, annual short-term incentive opportunities are calculated as a percentage of base salary.  In determining appropriate base salaries for executive officers, the Compensation Committee considers, among other factors, (i) performance of the Company and contributing roles of individual executive officers; (ii) each executive’s experience and responsibilities; (iii) the performance of each executive; (iv) other forms of compensation; (v) internal pay alignment and equity; and (vi) executive compensation at peer group companies, taking into account the relative size of the companies.  The Compensation Committee does not assign a particular weight to these factors.

Base salaries for the Named Executive Officers effective on January 1, 2010 are set forth in the table below.

Name and Principal Position	Base Salary Effective on January 1, 2010 ($)
James R. Baumgardner President & Chief Executive Officer	300,000
Jeffrey R. Feeler Vice President & Chief Financial Officer	172,000
Steven D. Welling Senior Vice President of Sales & Marketing	230,000
Simon G. Bell Vice President of Operations	172,000
Eric L. Gerratt Vice President & Controller	150,000

Effective January 1, 2010, Mr. Baumgardner’s base salary was increased from $250,000 to $300,000 as a result of the expanded responsibilities of serving as the Company’s Chief Executive Officer.  Mr. Welling’s base salary was increased from $130,000 to $230,000 as a result of his promotion to Senior Vice President of Sales and Marketing, termination of his sales incentive compensation plan, changes to his annual short-term incentive opportunity, new equity-based awards and his execution of an employment agreement discussed below.  The base salaries of Messrs. Feeler, Bell and Gerratt remained unchanged for 2010.

In an effort to align base salaries with those of executives in comparable positions within the market in which the Company operates, effective January 1, 2011, Mr. Welling’s base salary was increased from $230,000 to $244,950, Mr. Feeler’s base salary was increased from $172,000 to $187,480, Mr. Bell’s base salary was increased from $172,000 to $189,500 and Mr. Gerratt’s base salary was increased from $150,000 to $159,375.  Mr. Baumgardner’s base salary remains unchanged for 2011 at $300,000.

Annual Short-Term Incentives – Consistent with its commitment to performance-based compensation, the Company has established plans under which Named Executive Officers and other employees are eligible to earn annual incentive cash payments (“Cash Incentive”) based on Company performance compared to established operating income targets.  This Cash Incentive is calculated as a percentage of annual base salary.  These percentages are developed by the Compensation Committee according to each person’s duties, level and range of responsibility and other compensation and are submitted to the Board of Directors for approval.  Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

Effective January 1, 2010, the Compensation Committee recommended and the Board of Directors approved the 2010 Executive Management Incentive Plan (“2010 MIP”) for all Named Executive Officers and certain other key employees.  For 2010, the target operating income was $18,180,822 and each named executive officer’s target Cash Incentive, as a percentage of base salary, was: Mr. Baumgardner 75%, Mr. Welling 50%, Mr. Feeler 40%, Mr. Bell 40% and Mr. Gerratt 35%.  Assuming the target operating income was reached, each Named Executive Officer was entitled to receive 50% of his Cash Incentive target, with an additional 50% contingent on evaluation of such officer’s individual contribution to achieving Company priorities, as well as a subjective evaluation of the quality of the individual’s performance in carrying out assigned responsibilities.  The contingent portion of the Cash Incentive is determined at the Board of Directors meeting immediately preceding the release of the Company’s 2010 earnings.  The Board of Directors evaluates Mr. Baumgardner’s contribution to achieving priorities and the quality of his performance.  Mr. Baumgardner evaluates the contribution and performance of the other Named Executive Officers.   If the Company were to exceed the target operating income (and assuming satisfactory individual performance), then Mr. Baumgardner would be eligible for an additional Cash Incentive payment calculated by multiplying his base salary by 2.5% for every 1% increase over the target operating income and Messrs. Feeler, Welling, Bell and Gerratt would be eligible for an additional Cash Incentive payment calculated by multiplying their respective salaries by 1% for every 1% increase over the target operating income. Company priorities in 2010 were derived from specific needs of the Company’s four United States operating facilities and included, but were not limited to, environmental compliance, landfill expansion approval and construction, increased waste processing capacity, regulatory compliance and maintenance of OSHA safety designations.

For purposes of the 2010 MIP, “operating income” excluded acquisition costs from any completed acquisition and the operating income of an acquired entity.  Therefore, for purposes of determining eligibility for payments under the 2010 MIP, the Company’s 2010 operating income did not include costs related to the Company’s Stablex Canada Inc. (“Stablex”) acquisition, nor did it include post-acquisition operating income from Stablex for the remaining two months of fiscal year 2010.

The evaluative factors for each of the Named Executive Officers under the 2010 MIP included the following:

James R. Baumgardner, President and Chief Executive Officer – Achievement of annual priorities, implementation of key Company initiatives and priorities, strategic acquisition management and development of out-year strategic plans.

Jeffrey R. Feeler, Vice President and Chief Financial Officer – Compliance with federal securities regulations including financial reporting requirements and compliance with internal control requirements, management reporting, investor relations, business development and financing initiatives, acquisition support, financing and integration, development of out-year capital structure and finance plans and teamwork.

 Steven D. Welling, Senior Vice President of Sales and Marketing – Overall sales and marketing efforts to meet established territory targets, protecting existing business, teamwork, business development assessment, acquisition support and integration, and market development planning for out-year growth.

Simon G. Bell, Vice President of Operations – Management of site efforts to achieve annual priorities, completion of approved capital projects within budget and on schedule, effective management of health and safety and environmental compliance programs, transportation management, acquisition support and integration, teamwork and development of out-year capital spending plans for the operating facilities.

Eric L. Gerratt, Vice President and Controller – Compliance with federal securities regulations including financial reporting requirements and compliance, internal control requirements, financial initiatives, acquisition support and integration, and teamwork.

The Company’s 2010 consolidated operating income, adjusted by adding back the acquisition costs related to the purchase of Stablex, subtracting post-acquisition Stablex operating income and 2010 MIP payments, was $22,603,222, or 24.32% in excess of the target operating income. Because the Company exceeded the target operating income and overall job performance was strong, Mr. Baumgardner was eligible for an additional Cash Incentive payment calculated by multiplying his base salary by 2.5% for every 1% increase over the target operating income.  Similarly, Messrs. Feeler, Welling, Bell and Gerratt were eligible for an additional Cash Incentive payment calculated by multiplying their respective salaries by 1% for every 1% increase over the target operating income. The amount paid each Named Executive Officer under the 2010 MIP is set forth in the “Summary Compensation Table” of this Proxy Statement.

On December 9, 2010 the Board approved the 2011 Management Incentive Plan (“2011 MIP”) wherein the Named Executive Officers will be eligible to receive a Cash Incentive payment for fiscal year 2011 upon the achievement of at least 85% of the Board approved 2011 MIP financial performance target  (“Base Budget Target”).  Fifty percent of the Cash Incentive payment is based on the Company achieving operating income objectives.  Up to an additional 50% will be awarded at the discretion of the Board (with Mr. Baumgardner abstaining with respect to any determination regarding his own compensation), based on team work, achievement of established annual priorities, company-wide regulatory compliance, company-wide health and safety performance, effective use of Company resources and other evaluative factors as determined by the Board in its sole discretion.  For every 1% increase over 85% (up to 99%) of the Base Budget Target, a participant is eligible for 5% of its Cash Incentive payment.  The incentive opportunity for achieving 100% of the Base Budget Target is 75% of base salary for Mr. Baumgardner, 50% of base salary for Mr. Welling, 40% of base salary for Messrs. Bell and Feeler and 35% of base salary for Mr. Gerratt.  In the event the Company exceeds the Base Budget Target, Mr. Baumgardner will be eligible for an additional Cash Incentive payment in an amount calculated by multiplying his base salary by an additional 2.5% for every 1% increase over the Base Budget Target.  Similarly, Messrs. Welling, Bell, Feeler and Gerratt will be eligible for an additional Cash Incentive payment in an amount calculated by multiplying their respective salaries by an additional 1% for every 1% increase over the Base Budget Target.  To incentivize the highest achievable operating income growth, a maximum Cash Incentive payout does not apply.

Equity-Based Awards – The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package.  These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas.  This directly aligns the interest of executives with stockholders because the ultimate value of the stock options and restricted stock depends on the Company’s future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants.  While the Company has the discretion to grant equity-based awards, some grants are required by employment agreements entered into with the Named Executive Officers; see “Equity and Security Ownership Guidelines” below.  The value of equity awards granted Named Executive Officers in 2010 is set forth in the “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End” table of this Proxy Statement.

Other Compensation – Employee benefits are intended to meet current and future health and financial security needs for the executives and their families.  Medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match are identical for all full-time regular employees including officers.  The Company may, from time-to-time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives.  No such discretionary bonuses were paid to any Named Executive Officer in 2010.

Equity and Security Ownership Guidelines

Effective January 1, 2010, the Company entered into employment agreements with each of the Named Executive Officers.  Included in each agreement are equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company’s future financial success.  Each agreement requires the Named Executive Officers to acquire and hold a minimum amount of the Company’s common stock with a value calculated based on the greater of cost basis or market value and maintain such investment level in the Company throughout the remainder of the contract term.  Each of the agreements provides for annual equity awards of restricted stock vesting over twelve (12) months and options to purchase the Company’s common stock vesting over thirty-six (36) months.  Equity awards are to be automatically granted the third full trading day after the announcement of the Company’s full year fiscal year earnings for the preceding year and shall be priced based on the closing market price on the day of grant.  The following table summarizes equity holding requirements and automatic annual equity awards as set forth in the respective employment agreements.

Named Executive Officer	Minimum Equity Holding Requirement 12/31/102	Minimum Equity Holding Requirement 12/31/112	Minimum Equity Holding Requirement 12/31/122	Annual Restricted Stock Award	Annual Stock Option Award
James R. Baumgardner1	600,000	600,000	600,000	100,000	100,000
Jeffrey R. Feeler	43,000	86,000	129,000	45,000	45,000
Steven D. Welling	57,500	115,000	172,500	50,000	50,000
Simon G. Bell	43,000	86,000	129,000	45,000	45,000
Eric L. Gerratt	37,500	75,000	112,500	25,000	25,000
_________

1
The agreement with Mr. Baumgardner required him to purchase not less than $250,000 of the Company’s common stock by December 31, 2010, which was achieved, and provided for a fully vested stock grant with a value equal to $250,000 on January 4, 2010.

2
Common stock ownership includes shares over which a Named Executive Officer has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. If during the term of employment the Named Executive Officer fails to maintain his equity ownership requirement, the vesting of all previously granted, but unvested equity grants, will terminate and the officer will not qualify for future equity grants.

Severance Arrangements

In addition to establishing salaries, equity grants and ownership requirements, the employment agreements described above establish the rights of the Named Executive Officers in the event of a termination or change of control.  Under these agreements each Named Executive Officer is entitled to certain payments and benefits in the event of a termination or change of control.  The Compensation Committee believes these protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies.  The agreements supersede any former agreement relating generally to the employment of the respective Named Executive Officers, including previous change of control agreements.  For more information on potential severance payments and change of control benefits, refer to the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not.  Base salaries are fixed in amount and thus do not encourage risk taking.  While the performance-based Cash Incentive awards focus on achievement of short-term or annual goals, the Company’s incentive program represents only a small percentage of executive officers’ total compensation opportunities.  The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.  Further, the Company grants equity awards that focus the attention of executive officers on long-term strategic goals through multi-year vesting formulas and the Company’s executive officers own a significant amount of stock in the Company.  Such long-term equity awards and ownership interests further reduce the incentive for the Company’s executive officers to engage in actions designed to achieve only short-term results.  The Company has reviewed its compensation policies and practices for all employees and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation the Company pays to the Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers.  There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.  Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s executive compensation program.  Rather, the Company seeks to maintain flexibility in its executive compensation program as to the objectives of the program described above and, accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time.  Accounting rules require the Company to expense the cost of equity grants.  Because of equity expensing and the impact of dilution on our stockholders, we closely monitor the type of equity awards that are granted and the number and value of the shares underlying such awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2010.

This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE Victor J. Barnhart, Committee Chairman Jeffrey S. Merrifield John W. Poling

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards1 ($)	Option Awards2 ($)	Non-Equity Incentive Plan Compensation3 ($)	All Other Compensation4 ($)	Total ($)
James R. Baumgardner President & Chief Executive Officer	2010 2009 -	301,155 249,038 -	349,842 - -	100,000 - -	407,434 - -	9,711 8,443 -	1,168,142 257,481 -
Jeffrey R. Feeler Vice President & Chief Financial Officer	2010 2009 2008	172,662 172,800 159,231	44,544 - -	45,200 118,400 -	110,638 - 58,880	6,585 8,226 8,281	379,629 299,426 226,392
Steven D. Welling Senior Vice President of Sales & Marketing	2010 2009 2008	230,885 130,500 130,000	50,688 - -	50,000 118,400 -	170,946 242,267 331,908	9,087 8,413 8,333	511,606 499,580 470,241
Simon G. Bell Vice President of Operations	2010 2009 2008	172,662 172,777 161,777	44,544 - -	45,200 118,400 -	110,638 - 44,712	6,585 7,761 10,116	379,629 298,938 216,605
Eric L. Gerratt Vice President & Controller	2010 - -	150,577 - -	24,576 - -	25,200 - -	88,987 - -	5,568 - -	294,908 - -
_________

1
The amounts listed represent the aggregate grant date fair value of stock awards during the year determined in accordance with FASB ASC Topic 718.  The values are determined by multiplying the closing stock price on the date of grant by the number of stock awards.  Additional information regarding the awards are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

2
The amounts listed for 2010 represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718.  Amounts for 2009 have been computed under the same methodology in accordance with SEC rules.  The assumptions made in determining the grant date fair values of the options are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (2009).

3	Represents the amount earned for performance under the 2010 MIP and, in the case of Mr. Welling his sales incentive plan (2009 and 2008).

4
Includes contributions the Company made on behalf of each Named Executive Officer under the Company sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life insurance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each Named Executive Officer regarding estimated payouts of the annual Cash Incentive opportunities granted under their respective incentive plans during the year ended December 31, 2010.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target1 ($)	Maximum2 ($)
James R. Baumgardner	-	225,000	-
Jeffrey R. Feeler	-	68,800	-
Steven D. Welling	-	115,000	-
Simon G. Bell	-	68,800	-
Eric L. Gerratt	-	52,500	-
__________

1
Represents the amount to which the Named Executive Officers were entitled based on (i) the Company achieving operating income targets; and (ii) favorable evaluations of the Named Executive Officers.  For the amount of the Cash Incentive award actually paid, please refer to the “Summary Compensation Table”.  For additional details regarding the Company’s incentive plans, please refer to the “Elements of Compensation – Annual Short-Term Incentives” section of this Proxy Statement.

2	In order to reward the highest achievable operating income growth, the Company did not establish a maximum payout level under the 2010 MIP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company’s common stock that had not been exercised and remained outstanding as of December 31, 2010; and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested3 (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James R. Baumgardner	6,250	18,7501	15.36	3/8/2020	-	-
	-	-	-	-	1,625	28,243
Jeffrey R. Feeler	10,000	-	21.74	7/27/2016	-	-
	7,000	-	23.48	12/6/2017	-	-
	6,600	13,4002	20.63	1/2/2019	-	-
	2,825	8,4751	15.36	3/8/2020	-	-
	-	-	-	-	725	12,601
Steven D. Welling	13,000	-	21.74	7/27/2016	-	-
	4,000	-	23.48	12/6/2017	-	-
	6,600	13,4002	20.63	1/2/2019	-	-
	3,124	9,3761	15.36	3/8/2020	-	-
	-	-	-	-	825	14,339
Simon G. Bell	10,425	-	21.74	7/27/2016	-	-
	7,000	-	23.48	12/6/2017	-	-
	6,600	13,4002	20.63	1/2/2019	-	-
	2,825	8,4751	15.36	3/8/2020	-	-
	-	-	-	-	725	12,601
Eric L. Gerratt	6,667	-	20.27	8/8/2017	-	-
	5,000	-	23.48	12/6/2017	-	-
	3,300	6,7002	20.63	1/2/2019	-	-
	1,575	4,7251	15.36	3/8/2020	-	-
	-	-	-	-	400	6,952

__________

1	These stock options, awarded on March 8, 2010, vest ratably over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

2
These stock options, awarded on January 2, 2009, vest ratably on January 2, 2010, January 2, 2011 and January 2, 2012.  Vesting is subject to the Named Executive Officer remaining employed through such vesting dates.

3	These restricted stock awards, granted on March 8, 2010, vest ratably over twelve (12) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company’s common stock during the 2010 fiscal year and the vesting of restricted shares during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting1 ($)
James R. Baumgardner	-	-	19,114	321,034
Jeffrey R. Feeler	-	-	2,177	32,628
Steven D. Welling	-	-	2,475	37,096
Simon G. Bell	-	-	2,177	32,628
Eric L. Gerratt	-	-	1,367	20,387
__________

1
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards; and (ii) the average of the high and low price per share of the Company’s common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company and Mr. Baumgardner entered into a three-year employment agreement expiring on December 31, 2012, and the Company and Messrs. Feeler, Welling, Bell and Gerratt entered into one-year employment agreements expiring on December 31, 2010.  Each agreement provides for automatic one-year renewal periods unless written notice is provided by either party within sixty (60) days of expiration.  Among other things, each agreement establishes a minimum annual base salary and provides for participation in the Company’s employee benefit plans, including any management incentive plans.  Each agreement also provides for equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company’s future financial success.

The agreements require the Company or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of termination of employment or a change of control.  The compensation and benefits payable to the Named Executive Officers in the event of a termination of employment in 2010 are set forth in their respective employment agreements, effective January 1, 2010.  Upon a termination of employment during 2010, the Company would have been obligated to pay the Named Executive Officers:

1.	Any unpaid base salary through the termination date and any accrued vacation;
2.	Any unpaid bonus earned for any fiscal year ending on or prior to the termination date;
3.	Any un-reimbursed business expenses incurred through the termination date; and
4.	All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the “Accrued Obligations”.

Termination – Compensation due a Named Executive Officer in the event of termination from the Company in 2010 was dependent upon the basis for separation.

For Cause or Without Good Reason – If employment had been terminated for cause or by a Named Executive Officer without good reason the Company would have paid him the Accrued Obligations, other than amounts under any Cash Incentive plan which was forfeited as a result of termination.

Without Cause or for Good Reason – Had employment been terminated by the Company without cause or by the Named Executive Officer for good reason, in addition to the Accrued Obligations, he would have been entitled to the following:

James R. Baumgardner

1.	An amount equal to the greater of base salary payable for the remainder of the employment term or one year’s base salary;
2.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twenty-four (24) months following the termination date;
3.	Continued vesting of granted stock options following the termination date for the shorter of a period of one year or the original expiration date of such option; and
4.	Continued vesting of restricted stock grants for a period of twelve (12) months following termination.

Other Named Executive Officers

1.	An amount equal to one year’s base salary; and
2.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twelve (12) months following the termination date.

A Named Executive Officer’s eligibility for receipt of the additional severance benefits above was subject to compliance with confidentiality, work product assignment and non-competition/non-solicitation covenants more specifically described in their respective employment agreements.

The definition of good reason included, among other things, a material diminution of duties and responsibilities, material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of such employment agreement.  Cause was defined as a determination by two-thirds of the members of the Board voting that the employee has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his employment agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

Death or Disability – Had employment been terminated due to death, the Company would have paid his estate the Accrued Obligations.  Had employment terminated due to disability, in addition to the Accrued Obligations, he would have been eligible to participate in the Company’s long-term disability plan on a basis no less favorable to him than other senior employees of the Company.

Retirement – Had employment been terminated by retirement he would have been paid his Accrued Obligations other than amounts under any Cash Incentive plan which was forfeited as a result of termination.

Based on a hypothetical termination on December 31, 2010, and assuming no event occurred causing the forfeiture of amounts due under the 2010 MIP, the Named Executive Officers would have been entitled to the amounts set forth in the table on the following page, depending on the basis for termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Stock Options	Restricted Stock	Medical, Hospital, Life Insurance and Disability ($)	Long-Term Disability ($)	Total ($)
James R. Baumgardner
For cause or w/o good reason	19,351	-	407,434	-	-	-	-	426,785
W/o cause or for good reason	619,351	-	407,434	16,8331	28,2432	24,3383	7205	1,096,919
Death	19,351	-	407,434	-	-	-	-	426,785
Retirement	19,351	-	407,434	-	-	-	-	426,785
Disability	19,351	-	407,434	-	-	29,0424	906	455,917
Jeffrey R. Feeler
For cause or w/o good reason	19,822	40	110,638	-	-	-	-	130,500
W/o cause or for good reason	191,822	40	110,638	-	-	12,1243	3605	314,984
Death	19,822	40	110,638	-	-	-	-	130,500
Retirement	19,822	40	110,638	-	-	-	-	130,500
Disability	19,822	40	110,638	-	-	29,0314	906	159,621
Steven D. Welling
For cause or w/o good reason	32,713	73	170,946	-	-	-	-	203,732
W/o cause or for good reason	262,713	73	170,946	-	-	9,6413	3605	443,733
Death	32,713	73	170,946	-	-	-	-	203,732
Retirement	32,713	73	170,946	-	-	-	-	203,732
Disability	32,713	73	170,946	-	-	28,4104	906	232,232
Simon G. Bell
For cause or w/o good reason	26,398	2,364	110,638	-	-	-	-	139,400
W/o cause or for good reason	198,398	2,364	110,638	-	-	12,1253	3605	323,885
Death	26,398	2,364	110,638	-	-	-	-	139,400
Retirement	26,398	2,364	110,638	-	-	-	-	139,400
Disability	26,398	2,364	110,638	-	-	29,0314	906	168,521
Eric. L. Gerratt
For cause or w/o good reason	17,852	-	88,987	-	-	-	-	106,839
W/o cause or for good reason	167,852	-	88,987	-	-	14,5833	3605	271,782
Death	17,852	-	88,987	-	-	-	-	106,839
Retirement	17,852	-	88,987	-	-	-	-	106,839
Disability	17,852	-	88,987	-	-	29,6464	906	136,575
__________

1
Assumes the exercise of options scheduled to vest in the twelve (12) months following the hypothetical termination and sale of the underlying common stock at the December 31, 2010 closing market price of $17.38.

2	Assumes the sale of restricted stock scheduled to vest in the twelve (12) months following the hypothetical termination at the December 31, 2010 closing market price of $17.38.

3	Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for twelve (12) months; twenty-four (24) in the case of Mr. Baumgardner.

4	Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for three months and short-term disability premium payments for thirteen (13) weeks.

5	Assumes payment of long-term disability premiums for twelve (12) months; twenty-four (24) months in the case of Mr. Baumgardner.

6	Assumes payment of long-term disability premiums for three months.

Change of Control – Change of control benefits are intended to encourage cooperation and minimize potential resistance of executives and other key managers to potential change of control transactions that may be in the best interests of stockholders.  The cash components of any change of control benefits are paid in a lump sum within forty-five (45) days following the date of the change of control.

For purposes of the employment agreements, change of control was defined to include any of the following events:

•
a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company’s securities shall not constitute a corporate reorganization;

•	the sale, transfer, or other disposition of all or substantially all of the Company’s assets; or

•
any transaction as a result of which any person is the “beneficial owner”, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

During 2010, Mr. Baumgardner’s employment agreement required (i) a payment to Mr. Baumgardner upon a change of control event calculated based on a percentage of the enterprise value of the Company at the time of such change of control; and (ii) immediate vesting of unvested stock options and restricted stock.  However, if the enterprise value at the time of the change of control event was less than an established amount, he would have been entitled, instead, to the payment to which he would have been entitled if terminated by the Company without cause or by the employee for good reason; except that instead of continued vesting of stock options and restricted stock they would have immediately vested.  The Company’s enterprise value is determined either by the purchase price paid by an acquirer or by the Company’s market capitalization.  Based on the aggregate value of the Company’s issued and outstanding stock on December 31, 2010, had a change of control occurred on that date, Mr. Baumgardner would not have been entitled to a change of control payment based on the Company’s enterprise value.

Assuming a change of control event during 2010, the employment agreements between the Company and Messrs. Feeler, Welling, Bell and Gerratt provided for (i) the payment to which they would have been entitled if terminated by the Company without cause or by the employee for good reason; and (ii) immediate vesting of all unvested stock options and restricted stock.

Based on a hypothetical change of control event on December 31, 2010, the Named Executive Officers would have been entitled to the amounts set forth in the following table:

	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Options1	Restricted Stock2	Medical, Hospital, Life Insurance and Disability3 ($)	Long-Term Disability4 ($)	Total ($)
James R. Baumgardner	619,351	-	407,434	37,875	28,243	24,338	720	1,117,961
Jeffrey R. Feeler	191,822	40	110,638	17,120	12,601	12,124	360	344,705
Steven D. Welling	262,713	73	170,946	18,940	14,339	9,641	360	477,012
Simon G. Bell	198,398	2,364	110,638	17,120	12,601	12,125	360	353,606
Eric. L. Gerratt	167,852	-	88,987	9,545	6,952	14,583	360	288,279
__________

1
Assumes the exercise of unvested options granted on March 8, 2010 and sale of the underlying common stock at the December 31, 2010 closing market price of $17.38.  Because the fair values of all other unvested options on December 31, 2010 were less than the respective exercise prices, the value of immediate vesting of such options is deemed to be zero.

2	Assumes the sale of all unvested restricted stock on December 31, 2010 at the closing market price of $17.38.

3	Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for twelve (12) months; twenty-four (24) in the case of Mr. Baumgardner.

4	Assumes payment of long-term disability premiums for twelve (12) months; twenty-four (24) months in the case of Mr. Baumgardner.

In order for the Company to be able to fully deduct compensation paid and in order to protect Named Executive Officers from excise taxes, in the event that the severance and other benefits provided for in the employment agreements or otherwise payable to each Named Executive Officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Named Executive Officer will receive either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code.  After taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, the Named Executive Officer will receive the amount that, on an after-tax basis, results in the greatest amount of severance benefits, notwithstanding that all of some portion of such severance benefits may be taxable under Section 4999 of the Code.

COMPENSATION OF DIRECTORS

The Amended and Restated 2005 Non-Employee Director Compensation Plan (“2005 Plan”) defines the compensation arrangement for non-employee directors.  The 2005 Plan provides that non-employee directors’ compensation will be determined annually at the time the Board nomination slate is approved for inclusion in the proxy for the annual meeting of stockholders.

During 2010, directors who were not employees of the Company or its subsidiaries received an annual fee of $16,000, payable quarterly. A non-employee Chairman of the Board was entitled to receive an additional fee of $20,000.  Chairmen of the Corporate Governance and Compensation Committees were entitled to receive an additional fee of $8,000.  The Chairman of the Audit Committee was entitled to receive an additional fee of $12,000.  Directors also received $2,000 for each board meeting attended in person and $1,000 for each telephonic meeting lasting more than thirty (30) minutes. Committee members received $1,000 for each committee meeting attended in person and $750 for each telephonic committee meeting lasting more than thirty (30) minutes.  Employee directors receive no additional compensation for their service as directors.  Mr. Baumgardner was the only such director during 2010.

During 2010, non-employee directors also received an equity award issued in the form of restricted stock or options to purchase the Company’s common stock worth $25,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders.  Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting dates.  All directors met the meeting attendance requirement.  All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and committee meetings. The Company and Mr. Romano entered into a three-year post-employment consulting services agreement effective January 1, 2010 wherein Mr. Romano was paid a monthly retainer of $3,000 plus reimbursement of out-of-pocket expenses.

On March 1, 2011, the Board approved amendments to the 2005 Plan and the Company’s Corporate Governance Guidelines to reflect a requirement that each non-employee director acquire (through open market purchase, restricted stock grants or exercise of stock options) and hold Company stock equal to three times his or her annual cash retainer.  The stock holding value will be measured at the higher of cost or market.  Each non-employee director must satisfy the holding requirement within three years of first becoming subject to the requirement and, at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. The stock holding requirement will be calculated annually at each annual shareholder election and be effective for each serving non-employee director commencing with the May 24, 2011 Annual Meeting.  All non-employee directors elected on May 24, 2011 will be considered new directors for purpose of the stock holding requirement, regardless of past service.  Satisfying the stock ownership requirement is a condition to vesting of all previously unvested and future equity grants.  Notwithstanding, a non-employee director who fails to comply with the stock holding requirement will be granted a cure period in which to resume compliance.

Director compensation for the year ended December 31, 2010 for the Company’s non-employee directors is set forth in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards1 ($)	Stock Option Awards2 ($)	All Other Compensation	Total ($)
Victor J. Barnhart	40,250	-	25,116	-	65,366
Joe F. Colvin	27,500	25,362	-	-	52,862
Daniel Fox	23,250	25,362	-	-	48,612
Jeffrey S. Merrifield	38,000	-	25,116	-	63,116
John W. Poling	44,250	-	25,116	-	69,366
Stephen A. Romano	46,000	-	33,4863	36,0004	115,486
__________

1
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2010 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  The number of shares awarded each of Messrs. Colvin and Fox in 2010 was 1,800, equivalent to $25,000 divided by the fair market value of the stock on the award date rounded to the nearest 100 shares.  The fair market value of the Company’s common stock on the award date of May 25, 2010, was $14.09.  The aggregate number of stock awards outstanding as of December 31, 2010, for each non-employee director is reported in the supplemental table below.

2
These amounts represent the aggregate grant date fair value of the stock option awards granted in fiscal year 2010 determined in accordance with FASB ASC Topic 718.  The assumptions made in determining the grant date fair values of the options are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  The directors identified above each elected to receive options to purchase 6,900 shares of the Company’s common stock, equivalent to $25,000 divided by the Black-Scholes value of an option to purchase one share of the Company’s common stock on the award date rounded to the nearest 100 shares.  The aggregate number of option awards outstanding as of December 31, 2010, for each non-employee director is reported in the supplemental table below.

3
When Mr. Romano retired from his position as Chief Executive Officer in December of 2009 he became eligible as a director to receive equity awards in the form of restricted stock or options to purchase the Company’s common stock.  In addition to the grant described in Footnote 2, this amount includes 1,800 stock options awarded Mr. Romano on January 4, 2010 for service rendered as a non-employee director for the remaining five months of the 2009-2010 Board service period.

4
Represents Compensation paid Mr. Romano pursuant to a three-year post-employment consulting services agreement effective January 1, 2010, wherein Mr. Romano was paid a monthly retainer of $3,000 plus reimbursement of out-of-pocket expenses.

	Aggregate Number of Shares at December 31, 2010
Name	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	-	12,300
Joe F. Colvin	1,800	-
Daniel Fox	1,800	-
Jeffrey S. Merrifield	-	12,300
John W. Poling	-	12,300
Stephen A. Romano	-	42,700

On March 1, 2011, the Board approved non-employee Board compensation for the 2011-2012 Board service period (May 25, 2011 to the 2012 Annual Meeting of Stockholders).  The only changes from 2010 will be an increase in annual fees paid to the Corporate Governance Committee Chairman and Compensation Committee Chairman of $2,000 and $4,000 respectively:

Annual Cash Retainer, payable quarterly	$16,000
Equity Award1	$25,000
Non-employee Chairman of the Board	$20,000
Committee Chairman Annual Fee:
Audit Committee	$12,000
Corporate Governance Committee	$10,000
Compensation Committee	$12,000
In-person Board of Directors Meetings	$2,000
In-person Committee Meetings	$1,000
Telephonic Board Meetings	$1,000
Telephonic Committee Meetings	$750
__________

1
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company’s common stock.  Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings.  Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company’s stock on the grant date.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

The following tables set forth, as of March 28, 2011, the beneficial ownership of the Company’s common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s common stock; (ii) each of the Company’s directors, director nominees and executive officers; and (iii) all directors, director nominees and executive officers of the Company as a group.  Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated.  The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company.  Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.

Beneficial ownership is determined in accordance with SEC rules.  Shares of the Company’s common stock subject to options exercisable within sixty (60) days of March 28, 2011, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person.  Percentage of beneficial ownership is based upon 18,209,836 shares of common stock outstanding on March 28, 2011.

(a) Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

The Killen Group, Inc.	1,372,2101	7.5
1189 Lancaster Ave.
Berwyn, PA 19312

T. Rowe Price Associates, Inc.	1,156,2502	6.3
100 East Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	977,2163	5.4
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	916,2754	5.0
100 Vanguard Blvd.
Malvern, PA 19355

__________

1
Information obtained solely from Schedule 13G filed on February 10, 2011, wherein The Killen Group, Inc. is identified to possess sole voting power of 1,302,570 shares and sole dispositive power of 1,372,210 shares.

2
Information obtained solely from Schedule 13G/A filed on February 10, 2011, wherein T. Rowe Price Associates, Inc. is identified to possess sole voting power of 175,550 shares and sole dispositive power of 1,156,250 shares.

3	Information obtained solely from Schedule 13G filed on February 9, 2011, wherein BlackRock, Inc. is identified to possess sole voting power and sole dispositive power of 977,216 shares.

4
Information obtained solely from Schedule 13G filed on February 10, 2011, wherein The Vanguard Group, Inc. is identified to possess sole voting power of 28,146 shares and sole dispositive power of 888,129 shares.

(b) Directors, Director Nominees and Executive Officers

Directors and Director Nominees	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent of Class
Victor J. Barnhart	2,000	12,300	14,300	*
James R. Baumgardner	44,437	11,094	55,531	*
Joe F. Colvin	4,200	-	4,200	*
Daniel Fox	2,680	-	2,680	*
Jeffrey S. Merrifield	1,400	12,300	13,700	*
John W. Poling	-	12,300	12,300	*
Stephen A. Romano	147,949	31,367	179,316	1.0

Executive Officers

James R. Baumgardner	44,437	11,094	55,531	*
Jeffrey R. Feeler	10,860	35,344	46,204	*
Steven D. Welling	9,389	35,877	45,266	*
Simon G. Bell	8,799	35,769	44,568	*
Eric L. Gerratt	5,420	21,128	26,548	*
John M. Cooper (Vice President & Chief Information Officer)	7,300	23,664	30,964	*
All directors, director nominees and executive officers as a group	244,434	231,143	475,577	2.6
* Represents less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had no relationships or related transactions with its officers, directors or securities holders of more than 5% that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 “reporting persons” including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees.  The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis.  Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company’s knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K.  During 2010, no executive officer of the Company served as:

•
a member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

•	a director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

•	a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706; Telephone: (208) 331-8400.  If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

Management and the Board of Directors of the Company know of no other matters that may come before the Meeting.  However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

A copy of the Company’s Annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 or may be accessed on the Internet at: www.usecology.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

US ECOLOGY, INC.

Annual Meeting of Stockholders

May 24, 2011 8:00 AM MDT

This proxy is solicited by the Board of Directors

US ECOLOGY, INC.

The stockholder(s) hereby appoint(s) James R. Baumgardner and Jeffery R. Feeler, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., MDT on May 24, 2011 at the office of Stoel Rives LLP, 101 S. Capitol Boulevard, Suite 1900, Boise, Idaho 83702 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000099400_2 R1.0.0.11699

US ECOLOGY, INC.
LAKEPOINTE CENTRE I
300 E. MALLARD DRIVE, SUITE 300
BOISE, ID 83706

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 Victor J. Barnhart	☐	☐	☐
02 James R. Baumgardner	☐	☐	☐
03 Joe F. Colvin	☐	☐	☐
04 Daniel Fox	☐	☐	☐
05 Jeffrey S. Merrifield	☐	☐	☐
06 John W. Poling	☐	☐	☐
07 Stephen A. Romano	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2011.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000099400_1 R1.0.0.11699